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                                                                       Exhibit 8

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") dated as of June 26, 1995, is entered between Red Roof Inns, Inc. (the "Company") and Francis W. Cash (the "Executive").

     WHEREAS, the Company and the Executive wish to enter into an employment agreement whereby the Executive will be employed by the Company in accordance with the terms and conditions stated below;

     NOW, THEREFORE, the parties hereby agree as follows:

                                   ARTICLE I

                    Employment, Duties and Responsibilities

     1.01. Employment. The Executive shall serve as the President and Chief Executive Officer of the Company. The Company will also use its best efforts to assure the Executive's election to the Board of Directors of the Company. The Executive hereby accepts such employment. The Executive agrees to devote substantially all of his time and efforts to promoting the interests of the Company.

     1.02. Duties and Responsibilities. Subject to the supervision of and direction by the Board of Directors of the Company, the Executive shall (a) perform such duties as are similar in nature to those duties and services customarily associated with the position of President and Chief Executive Officer, and (b) be responsible, together with other senior executives of the Company, for the implementation of the operating plan and budget of the Company. The selection and retention of senior management personnel shall be approved by the Board of Directors (or a committee thereof) of the Company.

     1.03. Base of Operation. The Executive's principal base of operation for the performance of his duties and responsibilities under this Agreement shall be the offices of the Company in Hilliard, Ohio, provided that the Executive shall perform such duties and responsibilities not involving a permanent transfer of his base of operation outside of Hilliard, Ohio, at such other places as shall from time to time be reasonably necessary to fulfill his obligations hereunder.
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                                   ARTICLE II

                                      Term

     2.01.     Term.     (a)  The term of this Agreement (the "Term") shall
commence on July 1, 1995 and shall continue for a period of two years from the commencement date hereof. The Term and this Agreement will be renewed automatically thereafter for successive one-year terms unless 6 months notice of non-renewal is given by either party to the other.

     (b) The Executive represents and warrants to the Company that to the best of his knowledge, neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.

                                  ARTICLE III

                           Compensation and Expenses

     3.01.     Salary and Benefits.     As compensation and consideration for
the performance by the Executive of his obligations under this Agreement, the Executive shall be entitled to the following (subject, in each case, to the provisions of Article V hereof):

     (a) The Company shall pay the Executive a base salary during 1995, payable in accordance with the ordinary payment procedures of the Company and subject to such withholdings and other ordinary employee deductions as may be required by law, at the rate of $400,000 per annum. The total base salary paid to the Executive for 1995 shall be $200,000. The base salary to be paid the Executive during the Term for years after 1995 shall be reviewed by the Company on an annual basis, but in no event shall such base salary be reduced, during the Term, to a rate less than $400,000 per annum.

     (b) The Executive shall participate during the Term in the annual cash bonus plan maintained by the Company, subject to the terms and provisions of such plan. For 1995, the Company shall pay the Executive an end-of-year bonus of no less than $100,000, payable in accordance with the ordinary payment procedures of the Company and subject to such withholdings and other ordinary employee deductions as may be required by law.

     (c)  From July 1, 1995, until September 30, 1995, the Company shall either
(i) assume or (ii) reimburse the Executive for the cost of obtaining continued coverage

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under, the life insurance and long-term disability plans under which the
Executive was covered while employed by Nova Care, Inc. Unless the Executive provides the Company with a written election to the contrary on or prior to September 15, 1995, the obligations of the Company set forth in the first sentence of this clause (c) shall continue throughout the Term, and the Executive shall not participate in the life insurance and long-term disability plans otherwise maintained by the Company. If, on or prior to September 15, 1995, the Executive so elects by written notice provided to the Company, the obligations of the Company set forth in the first sentence of this clause (c) shall terminate as of October 1, 1995, and from that date forward, during the Term, the Executive shall participate in such life insurance and long-term disability plans as may be maintained from time to time during the Term by the Company for the benefit of the employees of the Company, to the extent and in such manner available to other executive officers of the Company and subject to the terms and provisions of such plans and programs.

     (d) The Executive shall participate during the Term in such pension, health and major medical insurance plans, and in such other employee benefit plans and programs (other than the annual cash bonus plan, described in paragraph (b) above, and the Company's life insurance and long-term disability plans, described in paragraph (c) above), as may be maintained from time to time during the Term by the Company for the benefit of the employees of the Company, in each case to the extent and in such manner available to other executive officers of the Company and subject to the terms and provisions of such plans or programs.

     (e) The Executive shall be entitled to an annual paid vacation period (but not necessarily consecutive vacation weeks) during the Term, in accordance with the Company's employee benefit policies, but in no event less than four weeks per year. For 1995, the paid vacation period to which the Executive is entitled shall be two weeks.

     3.02. Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term including (a) business calls and monthly service charges on the Executive's personal mobile telephone and (b) a monthly allowance in the amount of $727 for the Executive's business use of his personal automobile, subject, however, to the Company's policies relating to business-related expenses as in effect from time to time during the Term. The Company will reimburse the Executive, in accordance with the Company's relocation policy, for all


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reasonable and normal costs related to relocating his permanent residence from
Villanova, Pennsylvania, to Hilliard, Ohio.

          3.03. Management Stock Option Plan. The Executive shall participate during the Term in the Company's Management Stock Option Plan (the "Option Plan"). As soon as practicable after commencement of the Term, the Company will award the Executive options to purchase 51,000 shares of the Company's common stock at a price per share of $5.43, and options to purchase 51,000 shares of the Company's common stock at a price per share of $14.13. It is currently the Company's intention to award the Executive as of January 1, 1996, options (the "1996 Options") to purchase 51,000 shares of the Company's common stock at a price equal to the per-share equity value of the Company as of December 31, 1995, and to award the Executive as of January 1, 1997, options (the "1997 Options") to purchase 51,000 shares of the Company's common stock at a price equal to the per-share equity value of the Company as of December 31, 1996. The per-share equity value of the Company shall be determined in accordance with the terms of the Option Plan. With respect to the 1996 and 1997 Options, the Company reserves the right to modify the number of options granted to the Executive. The award and exercise of all the options described in this Section 3.03 shall be subject to the terms of the Option Plan, including the vesting requirements set forth in that Plan. A copy of the Option Plan is attached.

          3.04 Supplemental Retirement Plan. The Company agrees to institute a supplemental retirement plan for the Executive that, together with the qualified retirement plans maintained by the Company, will provide the Executive with an annual retirement benefit equal to approximately 30% of the Executive's average base salary (excluding bonus) for the three years of his employment with the Company during which such base salary is highest. It is understood that this plan will be finalized as soon as practicable after commencement of the Term.

          3.05 Continuing Health, Life and Disability Insurance. Following the termination of the Executive's employment (i) by the Company for other than Cause, as hereinafter defined, (ii) by the Executive for Good Reason, as hereinafter defined, or (iii) by reason of disability under Section 5.03 hereof, the Company shall continue to provide the Executive such Company-provided (a) group health insurance, (b) life insurance, and (c) long-term disability coverage as are in affect with respect to the Executive at the time of such termination until the earlier of (I) the termination of the Severance Period, as hereinafter defined, or (II) the date on which the Executive obtains other employment.


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                                   ARTICLE IV

                               Exclusivity, Etc.

     4.01. Exclusivity. The Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. The Executive agrees that he will devote substantially all of his working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. The foregoing shall not be interpreted to prohibit the Executive from serving as director or trustee of one or more corporations or foundations (either for-profit or not-for-profit) other than the Company. The Executive also agrees that he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that, subject to Section 4.04 hereof, are competitive with the activities of the Company. The Executive agrees that all of his activities as an employee of the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

     4.02. Other Business Ventures. The Executive agrees that, so long as he is employed by the Company, he will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by the Company. Notwithstanding the foregoing, the Executive may own, directly or indirectly, up to 5% of the outstanding capital stock of any business having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market.

     4.03. Confidentiality. The Executive agrees that he will not, any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment hereunder. For purposes of this Agreement, a "trade of business secret, process, method or means, or any other confidential information" shall mean and include written information treated as confidential or as a trade secret by the Company. The Executive's obligation under this Section 4.03 shall not apply to any information which (a) is known publicly; (b) is in the public domain or hereafter enters the public domain without the fault of the Executive; (c) is known to the Executive prior to his receipt of such information from the Company, as evidenced by written records of the Executive; or (d) is


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hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company. The Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole and exclusive property of the Company. Upon termination of his employment hereunder, the Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of lessees, customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him. The provisions of this Section 4.03 shall survive any termination of this Agreement pursuant to Article V.

          4.04. Noncompetition. (a) Subject to Section 5.05(b), during the period commencing on the date hereof and ending on the first anniversary of the date on which the Executive's employment is terminated, whether before or after the Term:

          (i) the Executive shall not, on his own account, or as an employee, consultant, independent contractor, partner, owner, officer, director or stockholder, engage in, be connected with, have any interest in, or aid or assist anyone else to engage in, be connected with, or have any interest in, a Business, as such term is defined below, provided that the Executive may purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in the Executive beneficially owning, directly or indirectly, at any time 5% or more of the equity securities of any such corporation; and

          (ii) the Executive shall not, directly or indirectly, whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, (A) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person's employment or agency, as the case may be, with the Company or (B) divert, or attempt to divert, any person, concern, or entity from doing business with the Company (including entering into a lease), nor will he attempt to induce any such person, concern or entity to

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     cease being a lessee, customer or supplier of the Company.

          (b) For purposes of this Agreement, "BUSINESS" means the development, acquisition, ownership, lease, use, operation or management of hotel or motel properties, by any business entity which, either individually or together with other members of its controlled group (defined under principles similar to those set forth in Section 1563 of the Internal Revenue Code of 1986, as amended), derives at least five percent of its U.S. revenue from business establishments that compete directly with business establishments of the Company.

          (c) If any provision contained in this Section 4.04 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this section, but this section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 4.04 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The Executive acknowledges that the Company would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Company for any such breach. The Executive agrees that the Company shall be entitled to injunctive relief requiring specific performance by the Executive of this Section 4.04, and the Executive consents to the entry thereof.


                                   ARTICLE V

                        TERMINATION AND INDEMNIFICATION

          5.01. Termination by the Company. The Company shall have the right to terminate the Executive's employment at any time with or without "Cause". For purposes of this Agreement, "CAUSE" shall mean:

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     (a)   the willful and continued failure by the Executive to substantially perform his duties with the Company on a full-time basis (other than any such failure resulting from total or partial incapacity due to physical or mental illness) within a reasonable cure period after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company, which demand identifies the manner in which the Board of Directors believes that he has not substantially performed such duties;

     (b) the willful engaging by the Executive in conduct which is (i) contrary to or inconsistent with the will of the Board of Directors of the Company, as expressed in writing to the Executive by the Board of Directors, or
(ii) significantly injurious to the Company, monetarily or otherwise; after, in either case, a written demand for cessation of such conduct is delivered to the Executive by the Board of Directors of the Company, which demand specifically identifies the manner the Board of Directors believes the Executive has engaged in such conduct and, if applicable, the injury to the Company resulting therefrom;

     (c) the breach by the Executive of any of the covenants in this Agreement;

     (d) the commission by the Executive of a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of the Executive's duties with the Company;

     (e) the commission by the Executive of an act or acts constituting a crime involving moral turpitude; or

     (f) the Executive's use of illegal drugs, abuse of other controlled substances or habitual intoxication.

For purposes of clauses (a) and (b) of this definition, no act, or failure to act, on the part of the Executive shall be deemed to be willful unless knowingly done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that such action or omission was in the best interests of the Company. For purposes of clauses (c) through (f) of this definition, "Cause" shall not be deemed to exist unless (i) the Board of Directors has provided the Executive with written notice identifying the Board's grounds for concluding that Cause exists, and (ii) the Executive shall have had an opportunity to respond, at a meeting with a representative of the Board, to the matters raised in such written notice.

     5.02. Death. In the event the Executive dies during the Term, this Agreement shall automatically


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terminate, such termination to be effective on the date of the Executive's death.

          5.03. Disability. In the event that the Executive shall suffer a disability which shall have prevented him from performing satisfactorily his obligations hereunder for a period of at least 120 consecutive days, the Company shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice thereof to the Executive in accordance with Section 6.02 hereof.

          5.04. Termination by the Executive for Good Reason. The Executive's employment may be terminated during the Term by the Executive for Good Reason, by giving to the Company 30 days advance written notice specifying the event or circumstance which the Executive alleges constitutes Good Reason. Such notice of resignation will take effect, if not revoked by the Executive, at the conclusion of such thirty-day period. For purposes of this Agreement, the following circumstances shall constitute "Good Reason," if not cured prior to the expiration of such thirty-day period:

          (a) the assignment to the Executive of duties that are materially inconsistent with the Executive's position or with his authority, duties or responsibilities as contemplated by Sections 1.01 and 1.02 of this Agreement, or any other action by the Company or its successor which results in a material diminution or material adverse change in such position, authority, duties or responsibilities;


          (b) any material breach by the Company or its successor of the provisions of this Agreement;

          (c) a relocation of the Executive's principal base of operation to any location other than the one described in Section 1.03 hereof;

          (d) a Change in Control, as defined herein, shall have occurred and the Executive shall have provided the Company, within thirty days after such Change in Control, the written notice of resignation described in the first sentence of this Section 5.04. For this purpose, the term "Change in Control" shall mean any transaction, or series of transactions, including, but not limited to, any merger, consolidation, or reorganization, which has the result of reducing the ownership of the Company by the shareholders who own all of the issued and outstanding stock of the Company on July 1, 1995, to less than twenty percent (20%) of all of the stock of the Company issued and outstanding on such date. For purposes of determining ownership of stock before and after such transaction, the constructive ownership rules of Section 318(a) of the Internal Revenue

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Code of 1986, as amended, shall apply, and said rules are incorporated herein by reference. In addition, for purposes of determining ownership of stock after any such transaction, the shareholders of the Company's stock that was issued and outstanding on July 1, 1995, shall be deemed to constructively own any shares of the Company that are transferred, at any time after July 1, 1995, to Morgan Stanley & Co., Incorporated ("Morgan Stanley"), any "Affiliate" of Morgan Stanley (as defined in Section 2(a)(3) of the Investment Company Act of
1940), or any trust, fund, or other entity managed or otherwise controlled by Morgan Stanley or any Affiliate of Morgan Stanley. A "Change in Control" shall also mean any such transaction, or series of transactions, which has the effect of transferring eighty percent (80%) or more of the Company's earning assets or power, to any unrelated party or parties. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred as a result of any initial public offering of the stock of the Company; or

     (e) The Term shall have ended, due to the exercise by the Company of its non-renewal right under Section 2.01(a).

     5.05. Effect of Termination. (a) In the event of termination of the Executive's employment, whether before or after the Term, by either party for any reason, or by reason of the Executive's death or disability, the Company shall pay to the Executive (or his beneficiary in the event of his death) any base salary or other compensation earned but not paid to the Executive prior to the effective date of such termination.

     (b) In the event of termination of the Executive's employment, (i) by the Company other than for Cause or (ii) by the Executive for Good Reason, the Company shall continue to pay to the Executive, in addition to the amounts described in Section 5.05(a) hereof, base salary, as in effect at the time of such termination, for the Severance Period, as defined in Section 5.05(c), and shall provide such other benefits as are provided for in Section 3.05 of this Agreement. The salary required to be paid by the Company to the Executive pursuant to this clause (b) shall be reduced by any compensation earned by the Executive from other employment (including self-employment, but excluding service as a director or trustee of a corporation or foundation) during the Severance Period. Notwithstanding the preceding sentence, however, the Executive shall have no affirmative duty to mitigate damages under this Agreement by seeking or accepting other employment. For a period of six months after termination of the Executive's employment under the circumstances described in this clause (b), the Company shall provide the Executive with access to such outplacement






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services as the Company provides for the benefit of its employees, and the use of office space and reasonable office support facilities (including secretarial assistance).

     (c) For purposes of this Agreement, "SEVERANCE PERIOD" shall mean (i) in the case of the Executive's death or disability, in accordance with Section 5.03, six months; (ii) in the case of termination by the Executive for Good Reason because of non-renewal of the Term, in accordance with Section 5.04(e), twelve months; and (iii) in the case of any other termination covered by
Section 5.05(b), 24 months.

     5.06. Indemnification. The Company will indemnify the Executive to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the charter or by-laws of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive's service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been an officer or employee of the Company, or serving as a director, officer or employee of an affiliate of the Company, at the request of the Company. The Executive's rights under this Section 5.06 shall continue without time limit for so long as he may be subject to any such liability, whether or not his term of employment may have ended.

                                   ARTICLE VI

                                 Miscellaneous

     6.01. Benefit of Agreement; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the


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Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive's estate.

     6.02 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed:

     (a) in the case of the Company, to Red Roof Inns, Inc., 4355 Davidson Road, Hilliard, Ohio 43026, Attention: General Counsel, with a copy to The Morgan Stanley Real Estate Fund L.P., 1251 Avenue of the Americas, 28th floor, New York, New York 10020, Attention: Peter C. Krause, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to the Executive; and

     (b) in the case of the Executive, to Francis W. Cash at the address appearing on the employment records of the Company, from time to time, with a copy to Lankenau, Kovner & Kurtz, 1740 Broadway, New York, New York 10019,
Attention: Wayne Outten, or to such other address as the Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

     6.03. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive's employment during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

     6.04. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

     6.05. Headings. The article and section headings herein are for convenience of reference only, do not



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constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

      6.06. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Ohio without reference to the principles of conflict of laws.

      6.07. Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

      6.08. Arbitration. Except for disputes with respect to Article IV hereof, any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions shall be submitted to arbitration in Hilliard, Ohio, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. The arbitrator shall have the authority, but not the obligation, to award reasonable attorney's fees to the prevailing party in any dispute subject to this Section 6.08. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

      6.09. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

      6.10. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

      6.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      6.12. Corporate Authorization. The Company hereby represents that the execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company, and that the Chairman of its Board of Directors has the requisite authority to bind the Company hereby.


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     IN WITNESS WHEREOF, each of the parties hereto has duly executed this
Agreement as of the date first above written.

                                   RED ROOF INNS, INC.

                                   By: /s/ PETER C. KRAUSE
                                       ----------------------------------
                                       Name:  Peter C. Krause
                                       Title: Chairman of the
                                              Board of Directors


                                   EXECUTIVE

                                   /s/ FRANCIS W. CASH
                                   ---------------------------------------
                                   Francis W. Cash



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